U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
======


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940.

___ Check this box if no longer subject to Section 16. Form 4 for Form 5 obligations may continue.

See Instruction 1(b).


1. Name and Address of Reporting Person
Dana M. Gallup and Amy E. Clifton Gallup
20420 NE 20th Court
Miami, FL 33179

2. Date of Event Requiring Statement
     November 8, 2001

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol
     Greenhold Group, Inc. (NADDAQ BB: GHGI)

5. Relationship of Reporting Person to Issuer
     10% or more shareholder

6. If Amendment, Date of Original


7.  Individual or Joint/Group Filing (Check if applicable line)
_____   	Form filed by One Reporting Person
__X__    	Form Filed by More than One Reporting Person


Table 1-Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------
Title of Security   Amount of Securities  Ownership Form   Nature of Indirect
                    Beneficially Owned    Direct or        Beneficial Ownership
                                          Indirect (I)


Common Stock         1,358,078 shares        D                N/A

Common Stock         6,800 shares            I                5,800 held by
                                                              mother of
                                                              reporting person
                                                              and 1,000 held
                                                              by sister of
                                                              reporting person.
                                                              Reporting person
                                                              denies beneficial
                                                              ownership of any
                                                              of these shares.


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

Table II Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------


                                             Title and Amount of               Conversion
                                             Securities Underlying             or Exercise    Ownership Form          Nature of
Title of                                     Derivative Security               Price of       of Derivative           Indirect
Derivative      Date           Expiration    ---------------------             Derivative     Security: Direct (D)    Beneficial
Security        Exercisable    Date        Title     Amount/Number of Shares   Security       or Indirect (I)         Ownership
-------------   -----------    ----------  -----     -----------------------   -----------    --------------------    ----------











-----------------------------------------------------------------------------
Explanation of Responses:







/s/ Dana M. Gallup			4/25/02
-----------------------------------     -------
Signature of Reporting Person            Date


Amy E. Clifton Gallup			4/25/02
-----------------------------------     -------
Signature of Reporting Person            Date



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